Exhibit 10.1

November 16, 2005

Richard K. Reece

21 Ballas Court

St. Louis, MO 63131-3000

Dear Ricky:

I am pleased to confirm our offer to you of the position of Senior Vice President and Chief Financial Officer for Acuity Brands, Inc. (“Acuity” or “Acuity Brands”). This letter confirms the details of our offer, which are subject to formal approval by the Board of Directors of Acuity Brands.

EFFECTIVE DATE

You will assume the duties of your new position effective as of December 1, 2005 (the “Effective Date”).

DUTIES

You will be employed on a full-time basis as the Senior Vice President and Chief Financial Officer for Acuity Brands and will report to the Chairman, President, and Chief Executive Officer. In that capacity, you will perform the duties and responsibilities normally associated with that position, including those described on Exhibit “A” attached hereto.

COMPENSATION

Base Salary

Your starting base salary will be $33,333 per month, paid on a monthly basis in arrears and based on an annual salary of $400,000. Your salary will be reviewed annually beginning October 2007.

Sign-On Bonus

You will receive a sign-on bonus of $325,000, which will include amounts paid in lieu of relocation expenses (other than temporary housing and travel, addressed below). Should you voluntarily terminate your employment with Acuity Brands, Inc. within three years of the Effective Date, you will be required to repay the sign-on bonus on a pro rata, after tax basis, assuming a tax rate of 41%.

Annual Incentive Plan

You will participate in the Acuity Brands, Inc. Management Compensation and Incentive Plan, currently providing an annual bonus opportunity of 55% of salary at target performance, with a maximum opportunity of 110% of salary. Your fiscal year 2006 bonus will be calculated based on the full fiscal year ending August 31, 2006.

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Long-Term Incentive Plan

You will participate in the Acuity Brands, Inc. Long-Term Incentive Plan (the “Plan”). Under the term of the Plan you will have the opportunity for awards calculated as a percentage of your base salary and determined by your position in Tier 1 of the award structure, by the performance of Acuity Brands, and by your contribution to that performance. Your base salary multiplied by 120% will be used as the starting point for any annual award that may be granted beginning in fiscal year 2007, adjusted for the performance of Acuity Brands for the fiscal year ended August 31, 2006 and your individual performance for the portion of the year you are employed.

You will receive a one-time initial award under the Plan of 25,000 time-vesting restricted shares, which will vest in four equal annual installments beginning one year from the Effective Date, and a stock option for 50,000 shares, which will vest in three equal installments beginning one year from the Effective Date and will have an exercise price equal to the fair market value (closing price) of Acuity Brands common stock on the Effective Date.

You will be subject to the share ownership guidelines and share retention requirements applicable to other senior vice presidents of Acuity Brands.

Retirement Plans

You will be eligible to participate in the Acuity Brands, Inc. 401(k) Plan, which currently includes a company match of 60% of deferrals up to 6% of salary, subject to applicable federal limitations.

You will be eligible to participate in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “SERP”), as it may be revised or replaced to comply with §409A of the Internal Revenue Code. Your benefits under the SERP will be determined pursuant to the standard provisions of the SERP in accordance with the effective date of your eligibility.

Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “SDSP” or “Plan”) under the standard provisions of the Plan or such subsequent deferred compensation plan that may be adopted to comply with §409A of the Internal Revenue Code. Under the current provisions of the SDSP, you may defer up to 50% of your annual cash compensation (base salary and bonus), which earns interest at the prime rate. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the company contribution or match under the SDSP.)

Medical, Life Insurance, and Other Employee Benefits

You will be eligible to participate in the medical, dental, life insurance, disability, and other benefit programs generally made available to employees of Acuity Brands, which include:

Medical

Prescription Drug Plan

Life Insurance

Short-Term Disability

Long-Term Disability

Flex Benefit Program

Voluntary Dental Program

Voluntary EyeMed Program

Vacation

You will be entitled to four (4) weeks vacation per fiscal year.

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Temporary Housing and Travel

You will be entitled to a temporary housing allowance for up to six (6) months beginning on the Effective Date, not to exceed $3,500 per month, to provide accommodations for you and your family in Atlanta pending the sale of your current home in St. Louis. In addition, Acuity Brands will pay reasonable expenses of travel to and from St. Louis until such sale.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Brands, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Severance Protection Agreement that will cover you), you will be covered by a Severance Agreement consistent with those provided other senior vice presidents of the Corporation, which provides you a severance benefit in the event your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability, or termination by Acuity Brands for Cause. The terms Cause and Disability used in this paragraph will be defined in the Severance Agreement.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are generally applicable to other senior vice president of Acuity Brands. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payment described above.

Other

The base salary, annual incentive, long-term incentive, nonqualified retirement benefits, and any severance payment will be structured to provide the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986.

We look forward to your joining Acuity Brands and to a long and mutually satisfactory relationship. This letter outlines your employment relationship with Acuity Brands; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

Sincerely,

/s/ Vernon J. Nagel
Vernon J. Nagel Chairman, President, and Chief Executive Officer ACCEPTED AND AGREED TO THIS 16th DAY OF NOVEMBER, 2005.

/s/ Richard K. Reece
Richard K. Reece